PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus Dated August 30, 2006)	Filed Pursuant to Rule 424(b)(3) File No. 333-136852

5,147,520 Shares

Common Stock
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This Prospectus Supplement No. 1 supplements the prospectus dated August 30, 2006 relating to the 5,147,520 shares of common stock of BioSante Pharmaceuticals, Inc. that may be offered for sale for the account of several stockholders of BioSante, their respective donees or pledgees, as stated under the heading “Plan of Distribution” in the original prospectus.

This Prospectus Supplement No. 1 is being filed to update the original table of selling stockholders in the original prospectus with respect to a change in beneficial ownership that has occurred since the date of the original prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus. This Prospectus Supplement No. 1 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the original prospectus.

SELLING STOCKHOLDERS

The table of selling stockholders in the original prospectus lists Mallette Capital Master Fund Ltd., Mallette Capital Biotech Fund L.P., Perceptive Life Sciences Master Fund, Ltd. and Quogue Capital LLC as beneficially owning shares issuable upon exercise of warrants of which could be offered for sale by these stockholders pursuant to the original prospectus. In December 2006, Mallette Capital Master Fund Ltd., Mallette Capital Biotech Fund L.P. and Perceptive Life Sciences Master Fund, Ltd, respectively, transferred warrants to purchase 48,706, 21,294 and 175,000 shares, respectively, of BioSante common stock to Warrant Strategies Fund LLC. In January 2007, Quogue Capital LLC transferred a warrant to purchase 87,500 shares of BioSante common stock to Smithfield Fiduciary LLC.

The table of selling stockholders as it relates to the shares of BioSante common stock listed as held by, Mallette Capital Master Fund Ltd., Mallette Capital Biotech Fund L.P., Perceptive Life Sciences Master Fund, Ltd. and Quogue Capital LLC in the original prospectus are hereby updated through March 15, 2007 and amended to reflect the foregoing as follows:

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion Completion of the Offering
Selling Stockholder	Shares Subject to Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered	Number	Percentage
Mallette Capital Master Fund Ltd. (1)	0	504,818	2.2%	139,160	365,658	1.6%
Mallette Capital Biotech Fund L.P. (1)	0	220,582	1.0%	60,840	159,742	*
Perceptive Life Sciences Master Fund, Ltd. (2)	97,500	597,500	2.6%	500,000	97,500	*
Warrant Strategies Fund LLC (3)	245,000	245,000	1.1%	245,000	0	--
Quogue Capital LLC (4)	11,250	250,000	1.1%	238,750	11,250	*
Smithfield Fiduciary LLC (5)	87,500	87,500	*	87,500	0	--
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* Less than one percent (1%)

(1) Mallette Capital Management, Inc. is the investment advisor of Mallette Capital Master Fund Ltd. and Mallette Capital Biotech Fund L.P. and consequently has voting control and investment discretion over securities owned by Mallette Capital Master Fund Ltd. and Mallette Biotech Fund L.P. Quinterol Mallette, M.D. is the President of Mallette Capital Management, Inc. As a result, Mallette Capital Management, Inc. and Dr. Mallette may be considered the beneficial owner of any shares deemed to be beneficially owned by Mallette Capital Master Fund Ltd. and Mallette Biotech Fund L.P.

(2) Perceptive Advisors, LLC is the investment manager of Perceptive Life Science Master Fund, Ltd. and consequently has voting control and investment discretion over securities owned by Perceptive Life Science Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors, LLC. As a result, Mr. Edelman may be considered the beneficial owner of any shares deemed to be beneficially owned by Perceptive Life Science Master Fund, Ltd. Perceptive Life Science Master Fund, Ltd. was a 10% or more stockholder of BioSante within the last three years.

(3) Hull Capital Management, LLC is the sole member of Warrant Strategies Fund LLC. Sean Molloy, an employee of C.E. Unterberg, Towbin, LLC, the investment manager of Warrant Strategies Fund LLC, has sole voting and investment control over the securities beneficially owned by Warrant Strategies Fund LLC. Mr. Molloy disclaims beneficial ownership of such securities. CE Unterberg, Towbin, LLC is a broker-dealer registered with the National Association of Securities Dealers. Although Warrant Strategies Fund LLC is an affiliate of a registered broker-dealer, Warrant Strategies Fund LLC has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(4) Wayne Rothbaum, a principal of Quogue Capital LLC, has voting and investment power over the securities beneficially owned by Quogue Capital LLC.

(5) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

The common stock offered involves a high degree of risk. We refer you to “Risk Factors,” beginning on page 9 of the original prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement No. 1 is March 15, 2007